A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

November 6, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

U.S.A.

Dear Sir or Madam:

We are the former independent auditors for Counterpath Solutions, Inc. (the “Company”). We have read the Company’s current report on 8-K dated November 7, 2006 and are in agreement with the disclosure in Item 4.02, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

06/O/COUNTERPATH8KLET.DOC